Exhibit 10.5

INDEPENDENT DIRECTOR AGREEMENT

THIS INDEPENDENT DIRECTOR AGREEMENT (this “Agreement”) is made effective as of January 11, 2012 by and between Longhai Steel Inc. (the “Company”), and Jeff Cooke (“Director”).

WHEREAS, the Company seeks to attract and retain as directors, capable and qualified persons to serve on the Company’s board of directors (the “Board”); and

WHEREAS, the Company has requested and received from Director certain information regarding Director’s qualifications and fitness to serve on the Board and has considered and relied upon the accuracy of such information in offering Director the opportunity to serve on the Board; and

WHEREAS, the Company believes that Director possesses the necessary qualifications and abilities to serve as a director of the Company and to perform the functions and meet the Company’s needs related to its Board.

NOW, THEREFORE, the parties agree as follows:

1.                     Service to the Board.

(a)                   Service as a Director. Director will serve for a period of three years (the “term as a director of the Company in accordance with the bylaws of the Company and perform all duties as a director of the Company, including without limitation (1) attending meetings of the Board, (2) serving on such committees of the Board (each a “Committee”) to which Director has been appointed, (3) attending meetings of each Committee of which Director is a member and (4) performing Director’s duties on behalf of the Company in good faith and in a manner that is not opposed to the best interests of the Company.

(b)                   Service on Committees. Director will serve on the following committees and in the capacities stated:

	Member	Chairperson
Audit Committee	√
Compensation/Nominating Committee	√
Corporate Governance Committee	√	√

To the extent Director serves as Audit Committee Chairperson, Director agrees that Director is also serving as the financial expert for purposes of filings before the Securities and Exchange Commission.

2.                     Term. The term of this Agreement shall commence as of the date of Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

3.                     Compensation and Expenses.

(a)                   Director Compensation. In recognition of the services provided by and to be provided by Director, the Company agrees to pay Director $2,500 per board meeting and issue to Director, an aggregate of 30,000 shares of the Company’s common stock pursuant to an option agreement dated January 11, 2012 (such payment and issuance, the “Compensation”), one-half (1/2) of the shares to be vested on the date of appointment, and the remaining one-half (1/2) of the shares to be vested on December 31, 2012. The Board reserves the right to change the Compensation from time to time, to take into consideration the responsibilities associated with different committees in setting Compensation levels and to grant additional restricted shares periodically, which may vary from the terms described in this section. If Director ceases to serve as a director on the Company’s Board at any time and for any reason prior to a grant date associated with any restricted shares, all restricted shares described in the restricted share agreement that have not been granted as of such time of cessation of services will not be granted. All such cancelled or forfeited restricted shares shall be returned to the Company’s incentive pool.

(b)                   Expenses. The Company will reimburse Director for all reasonable, out-of-pocket expenses, including business class airfare for board meetings, approved by the Company in advance, incurred in connection with the performance of Director’s duties under this Agreement (“Expenses”), upon submission of receipts and a written request for payment. Such statement shall be accompanied by sufficient documentary matter to support the expenditures. The Company may withhold from any payment any amount of withholding required by law.

(c)                   Future Compensation and Benefits. The Board, with the compensation committee, reserves the right to determine the compensation for services provided under this Agreement. The Board may from time to time authorize additional compensation and benefits for Director, including stock options and restricted stock.

(d)                   Insurance and Indemnification. This Agreement is effective only when the directors’ and officers’ insurance policy previously shown to the Director is in place and an Indemnification Agreement satisfactory to the Director is signed by the Company. When and if the Company anticipates the successful qualification of its common stock for trading on the NASDAQ Stock Exchange or any similar exchange for securities trading, the Company shall amend its existing directors’ and officers’ insurance policy to increase limits available to independent directors by approximately $5,000,000 or a lesser or greater amount which is determined and approved by the Board to be appropriate, with such insurance effective on date of such listing or as soon thereafter as possible, provided that such increase is in the best interests of the Company and its shareholders.

The Company has provided the Director with a summary of the limits and terms of its current Directors’ and Officers’ Liability Insurance (the “D&O Insurance”) and the provisions of its corporate by-laws and governing documents dealing with indemnification of directors (the “Indemnification Provisions”). To the fullest extent permitted by applicable law, the Company agrees that it will not voluntarily change the terms of such D&O Insurance or the Indemnification Provisions to the detriment of the Director at anytime while he is entitled to benefit of such D&O Insurance or Indemnification Provisions.

4.                     Confidentiality. The Company and Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

5.                     Non-Compete. During the term of this Agreement and for a period of twelve (12) months following Director’s removal or resignation from the Board of Directors of the Company or any of its subsidiaries or affiliates (the “Restricted Period”), Director shall not, directly or indirectly, (i) in any manner whatsoever engage in any capacity with any business competitive with the Company’s current lines of business or any business then engaged in by the Company, any of its subsidiaries or any of its affiliates (the “Company's Business”) for Director’s own benefit or for the benefit of any person or entity other than the Company or any subsidiary or affiliate; or (ii) have any interest as owner, sole proprietor, shareholder, partner, lender, director, officer, manager, employee, consultant, agent or otherwise in any business competitive with the Company's Business; provided, however, that Director may hold, directly or indirectly, solely as an investment, not more than two percent (2%) of the outstanding securities of any person or entity which are listed on any national securities exchange or regularly traded in the over-the-counter market notwithstanding the fact that such person or entity is engaged in a business competitive with the Company's Business. In addition, during the Restricted Period, Director shall not develop any property for use in the Company’s Business on behalf of any person or entity other than the Company, its subsidiaries and affiliates.

6.                     Termination. With or without cause, the Company and Director may each terminate this Agreement at any time upon ten (10) days written notice, and the Company shall be obligated to pay to Director the compensation and expenses due up to the date of the termination. Nothing contained herein or omitted herefrom shall prevent the shareholder(s) of the Company from removing Director with immediate effect at any time for any reason.

7.                     Amendments and Waiver. No supplement, modification or amendment of this Agreement will be binding unless executed in writing by both parties. No waiver of any provision of this Agreement on a particular occasion will be deemed or will constitute a waiver of that provision on a subsequent occasion or a waiver of any other provision of this Agreement.

8.                     Binding Effect. This Agreement will be binding upon and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

9.                     Severability. The provisions of this Agreement are severable, and any provision of this Agreement that is held by a court of competent jurisdiction to be invalid, void, or otherwise unenforceable in any respect will not affect the validity or enforceability of any other provision of this Agreement.

10.                  Governing Law. This Agreement will be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

11.                   Notice. Any and all notices referred to herein shall be sufficient if furnished in writing at the addresses specified on the signature page hereto or, if to the Company, to the Company’s address as specified in filings made by the Company with the U.S. Securities and Exchange Commission.

12.                   Assignment. The rights and benefits of the Company under this Agreement shall be transferable, and all the covenants and agreements hereunder shall inure to the benefit of, and be enforceable by or against, its successors and assigns. The duties and obligations of Director under this Agreement are personal and therefore Director may not assign any right or duty under this Agreement without the prior written consent of the Company.

13.                   Entire Agreement. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

14.                   Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year first above written.

LONGHAI STEEL INC.

By: /s/ Chaojun Wang
Name: Chaojun Wang
Title: Chief Executive Officer

DIRECTOR

/s/ Jeff Cooke
Name: Jeff Cooke

Address: